Exhibit 10.2

HOME BANCSHARES, INC.

2021 PERFORMANCE-BASED

EXECUTIVE INCENTIVE PLAN

1.Purpose; Effective Date.

1.1General Purpose. The name of this plan is the Home BancShares, Inc. Performance-Based Executive Incentive Plan (the “Plan”). The purposes of the Plan are to (a) enable the Company to attract and retain superior employees who will contribute to the Company’s long-range success; (b) provide an opportunity for annual cash incentives to eligible officers of the Company; and (c) focus executives on achieving the strategic and performance objectives of the Company.  The Plan provides award opportunities and is intended to provide rewards to the executive team for exceptional corporate performance.

1.2Effective Date. The Plan is hereby adopted this March 1, 2021, but shall be deemed effective as of January 1, 2021 (the “Effective Date”) and shall remain effective until it has been terminated pursuant to Section 8.6.

2.Definitions.

“Affiliate” means any corporation or other entity controlled by the Company.

“Annual Cash Bonus Amount” has the meaning set forth in Section 5.1 of this Plan.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cash Bonus Award” means a cash incentive award granted under the Plan including without limitation an Annual Cash Bonus Amount and Deferred Cash Bonus Amount.

“Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” has the meaning set forth in Section 3.1 of this Plan.

“Common Stock” means the Company’s common stock, par value $.01 per share.

“Company” means Home BancShares, Inc., an Arkansas corporation, and its subsidiaries on a consolidated basis, and any respective successor thereto, including by merger, acquisition of a majority of the outstanding shares of the Company’s Common Stock or acquisition of all or substantially all of the Company’s assets.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an employee, consultant or director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an employee, consultant or director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an employee of the Company to a director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a merger, sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Cash Bonus Awards, and such decision shall be final, conclusive and binding.

“Deferred Cash Bonus Amount” has the meaning set forth in Section 5.2 of this Plan.

“Determination Date” has the meaning set forth in Section 5.1 of this Plan.

“Disability” means that the Participant cannot substantially perform any of his or her job duties by reason of any medically determinable physical or mental impairment for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided, however, that the determination of whether an individual has a Disability shall be determined under procedures established by the Committee, and the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Efficiency Ratio” means the Company’s efficiency ratio, calculated by dividing non-interest expense less amortization of core deposit intangibles by the sum of net interest income on a tax equivalent basis and non-interest income.

“Effective Date” shall have the meaning set forth in Section 1.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Chairman” shall mean the person appointed as the Executive Chairman of the Board of the Company.

“GAAP” means generally accepted accounting principles then in effect in the United States.

“Net Charge-Off Ratio” means the percentage of net charge-offs to average loans outstanding.

“NIM” means the Company’s annualized net interest margin on a fully taxable equivalent, or FTE, basis.

“Participant” means an executive officer of the Company designated by the Committee as eligible to receive a Cash Bonus Award for a particular Performance Year and whose interest in such Cash Bonus Award has not been fully paid or forfeited.

“Peer Group” means initially those banks on Schedule A hereto, which may be amended from time to time by the Committee but shall include U.S. banks and bank holding companies (excluding banks and bank holding companies in Puerto Rico) with $10 - $50 billion in assets and not including banks that are not traditional banks primarily offering both depository and lending services.

“Performance Measures” means the consolidated financial or operational performance metrics of the Company and the performance objectives for individual Participants set forth in Section 5 of this Plan and such other Company and individual performance measures and objectives as the Committee may designate in its sole and absolute discretion.

“Performance Year” means the Company’s fiscal year during which the services giving rise to an Award are rendered.

“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.

“ROA” means the Company’s return on average assets, calculated by dividing the Company’s net income by average assets.

“ROTCE” means the Company’s return on tangible common equity, calculated by dividing the Company’s net income by the result of average equity minus average goodwill, core deposits and other intangible assets.

“Total RBCR” means the Company’s total risk-based capital ratio determined in accordance with Federal Reserve Board rules and guidelines.

3.Administration.

3.1Administration by the Committee. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”).  The Committee will determine and approve each Cash Bonus Award as early in the calendar year as possible which shall include the following as applicable:

(a)Each Participant;

(b)The applicable performance goals for each Performance Measure if different from those set forth herein;

(c)The amount of the Cash Bonus Award (including the Annual Cash Bonus Amount and the Deferred Cash Bonus Amount) as a percentage of base salary; and

(d)Any other terms or conditions of the Cash Bonus Award.

Following the end of the Performance Year, the Committee will review the Company’s performance and each Participant’s individual performance for the applicable Performance Year to determine whether the applicable Performance Measures have been satisfied and to direct whether and to what extent the Cash Bonus Award shall be paid in accordance with the terms provided herein.

3.2Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (a) designate Participants; (b) determine the terms and conditions of any Cash Bonus Award; (c) determine whether, to what extent, and under what circumstances Cash Bonus Awards may be forfeited or suspended; (d) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Cash Bonus Award granted under, the Plan; (e) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (f) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.3Committee Decisions Binding.  All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.4Delegation by the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors of the Company who is independent under the applicable listing standards of the NASDAQ Stock Market.

3.5Agents; Limitations of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.Eligibility.  The Committee shall designate each executive officer of the Company who shall be eligible to receive a Cash Bonus Award under this Plan for a particular Performance Year.

5.Determination of Award Amounts.  Each Participant shall be eligible to receive a Cash Bonus Award in an amount up to 60% of his or her annual base salary for the applicable Performance Year (or up to 100% in the case of the Executive Chairman), including an Annual Cash Bonus Amount and a Deferred Cash Bonus Amount, subject to the terms and conditions of this Plan and the achievement of certain Company and individual performance objectives as described in this Section 5.

5.1Annual Cash Bonus Amount.  A portion of the Cash Bonus Award representing up to 50% of the Participant’s annual base salary (or the entire Cash Bonus Award representing up to 100% of annual base salary in the case of the Executive Chairman) for the applicable Performance Year shall vest and become payable following the completion of the Performance Year upon the Committee’s certification that one or more of the absolute and relative Performance Measures set forth in this Section 5.1 have been satisfied (the “Annual Cash Bonus Amount”).

(a)Absolute Performance Measures.  50% of the Annual Cash Bonus Amount (representing up to 25% of the Participant’s annual base salary for the Performance Year), or 100% of the Annual Cash Bonus Amount in the case of the Executive Chairman (representing up to 100% of the Executive Chairman’s annual base salary for the Performance Year), shall be based on achievement of certain absolute Company and individual Performance Measures as of the end of the Performance Year.  The applicable Performance Measures, the relative weighting of each such Performance Measure and the applicable performance goal for each such Performance Measure are set forth in the following table:

Performance Measure	Relative Weighting (as a % of Annual Cash Bonus Amount)	Performance Goal
ROA*	10% (5% of base salary)	≥ 1.20
ROTCE*	10% (5% of base salary)	≥ 10%
Efficiency Ratio*	10% (5% of base salary)	Under 47%
Net Charge-Off Ratio*	10% (5% of base salary)	≤ 1%
Individual Performance Component	10% (5% of base salary)	**

* May be adjusted to disregard or exclude unusual or infrequently occurring items and the effects of changes in applicable tax laws or accounting principles as the Committee deems appropriate including without limitation any effect or impact of CECL, other regulatory changes, changes in applicable tax laws and mergers and acquisitions.

** The Committee shall determine in its sole discretion whether the Participant has satisfied this Performance Measure based on the individual’s performance and contributions to the Company during the Performance Year.

(b)Peer Comparison Performance Measures.  50% of the Annual Cash Bonus Amount (representing up to 25% of the Participant’s annual base salary for the Performance Year) shall be based on achievement of certain Company Performance Measures relative to the performance of the Peer Group as of the end of the Performance Year (the Executive Chairman shall not receive any Annual Cash Bonus under this subsection (b)).  The applicable Performance Measures, the relative weighting of each such Performance Measure and the applicable performance goal for each such Performance Measure are set forth in the following table:

Performance Measure	Relative Weighting (as a % of Annual Cash Bonus Amount)	Performance Goal (Ranking among Peer Group)
ROA*	12.5% (6.25% of base salary)	50th percentile or above
ROTCE*	12.5% (6.25% of base salary)	50th percentile or above
Efficiency Ratio*	12.5% (6.25% of base salary)	50th percentile or above
NIM*	12.5% (6.25% of base salary)	50th percentile or above

* May be adjusted to disregard or exclude unusual or infrequently occurring items and the effects of changes in applicable laws or accounting principles as the Committee deems appropriate including without limitation any effect or impact of CECL, other regulatory changes, changes in applicable tax laws and mergers and acquisitions.

(c)Determination of Annual Cash Bonus Amount.

(i)As soon as practicable following the end of the Performance Year, the Committee shall determine (the date of such determination being the “Determination Date”) whether each Performance Measure has been achieved as of the end of the Performance Year and the final dollar amount, if any, of the Annual Cash Bonus Amount payable to each Participant under the Plan.  The Committee may rely on the Company’s internally-prepared profit and loss statements to determine whether each Performance Measure has been satisfied and the related calculations and adjustments.

(ii) If the Committee determines that any Performance Measure listed in paragraph (a) or (b) of this Section 5.1 is not satisfied for the applicable Performance Year, the corresponding portion of the Annual Cash Bonus Amount will be deemed forfeited and will result in 0% being earned and paid to the Participant for that portion of the Cash Bonus Award.  In no case shall the Annual Cash Bonus Amount exceed 50% of the Participant’s annual base salary for the applicable Performance Year (or 100% of annual base salary in the case of the Executive Chairman).

(iii)Notwithstanding the foregoing, if the Committee has received the Company’s financial statements for the Performance Year but the Peer Group information is not yet available for determination of whether the relative Performance Measures described in paragraph (b) of this Section 5.1 have been satisfied as of the end of the Performance Year, the Committee may apply the Performance Measures set forth in paragraph (b) of this Section 5.1 based on the Company’s and the Peer Group’s performance as of and for the nine-month period ended September 30 of the Performance Year for purposes of determining whether each applicable performance goal has been met and the corresponding amount, if any, of the Annual Cash Bonus Amount payable to each Participant; provided, however, that any such determination is subject to clawback as provided in Section 8.18.

(iv)The Annual Cash Bonus Amount shall be paid in accordance with Section 6 of this Plan.

5.2Deferred Cash Bonus Amount.  If the Committee determines that the Participant has earned the maximum eligible Annual Cash Bonus Amount under Section 5.1 above, then subject to Section 6.3 of the Plan, the Participant (other than the Executive Chairman) shall be entitled to an additional cash bonus amount equal to 10% of the Participant’s annual base salary for the Performance Year, which shall vest at the end of the second full calendar year following the completion of the Performance Year, subject to the Participant’s Continuous Service with the Company as described in Section 6.3 hereto (the “Deferred Cash Bonus Amount”).  For example, for the 2021 Performance Year, such Deferred Cash Bonus Amount would vest on December 31, 2023 and become payable in the first quarter of 2024.  Such Deferred Cash Bonus Amount shall only be payable if the Participant has earned the maximum eligible Annual Cash Bonus Amount under Section 5.1 above.

6.Payment of Cash Bonus Awards.

6.1Form of Cash Bonus Award Payments. Subject to any withholding obligations as described in Section 7.5 hereof, all Cash Bonus Awards shall be settled and paid in full in cash.

6.2Timing of Cash Bonus Award Payments. The Annual Cash Bonus Amount shall be paid in cash in a single lump sum as soon as reasonably practicable following the Determination Date, but in no event later than the 15th day of the third calendar month following the end of each Performance Year. Subject to Sections 5.2 and 6.3 hereof, promptly following the second anniversary of the last day of the Performance Year, but in no event later than the 15th day of the third calendar month following such anniversary date, the Company shall pay to the Participant the Deferred Cash Bonus Amount, if any, to which the Participant is entitled.

6.3Continuous Service Requirement during Performance Year or for Deferred Cash Bonus Amount.  Unless otherwise determined by the Compensation Committee, a Participant shall not be entitled to any Cash Bonus Award for that Performance Year if such Participant’s Continuous Service is terminated for any reason (other than for death or Disability as described herein) during such Performance Year.  Except as otherwise provided in Section 7 of the Plan, in order to be eligible to receive payment for any Deferred Cash Bonus Amount, a Participant’s Continuous Service must not be terminated on or before the date on which the Deferred Cash Bonus Amount vests in accordance with Sections 5.2 and 6.2 of the Plan.

7.Termination of Continuous Service.

7.1Termination of Continuous Service Due to Death or Disability. If the Participant’s Continuous Service terminates as a result of the Participant’s death or Disability during a Performance Year, the Cash Bonus Award shall be paid to or on behalf of the Participant, as the case may be, if and at such time as it would have been paid to the Participant if the death or Disability had not occurred, except that unless the Compensation Committee determines otherwise, no Deferred Cash Bonus Amount shall be payable, regardless of whether the maximum eligible Annual Cash Bonus Amount is earned pursuant to Section 5.1.  Unless otherwise determined by the Compensation Committee, if the Participant’s Continuous Service terminates as a result of the Participant’s death or Disability after the end of a Performance Year in which a Deferred Cash Bonus Amount was earned but prior to the date the Deferred Cash Bonus Amount vests under Section 5.2 of the Plan, one-third of the Deferred Cash Bonus Amount shall vest immediately if the death or Disability occurs in the first year following the Performance Year or two-thirds of the Deferred Cash Bonus Amount shall vest immediately if the death or Disability occurs in the second year following the Performance Year, and the remaining two-thirds of the Deferred Cash Bonus Amount (in the case of death or Disability occurring in the first year following the Performance Year) or the remaining one-third of the Deferred Cash Bonus Amount (in the case of death or Disability occurring in the second year following the Performance Year) shall be forfeited.  Notwithstanding the foregoing, if the Participant dies by suicide, while sane or insane, the unpaid Deferred Cash Bonus Amount shall be forfeited.  For purposes of this Section 7.1, “suicide” shall include situations where the Participant (i) causes his or her own death in an obvious manner (where the Participant is clearly responsible for taking his or her own life), or (ii) dies while carrying out acts of felony.

7.2Other Terminations of Continuous Service. If a Participant’s Continuous Service terminates for any reason other than set forth in Section 7.1 following the completion of the Performance Year but prior to the date the Deferred Cash Bonus Amount vests under Section 5.2 of the Plan, then the Participant will forfeit all rights to such Deferred Cash Bonus Amount, unless otherwise determined by the Compensation Committee.

8.General Provisions.

8.1Compliance with Legal Requirements. The Plan and the payment of Cash Bonus Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

8.2Non-Transferability. A Participant’s rights and interests under the Plan, including any Cash Bonus Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

8.3No Right to Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

8.4No Right to Cash Bonus Award.  Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Cash Bonus Award under the Plan until such Cash Bonus Award has vested and become payable to such Participant under the terms of this Plan, and participation in the Plan in one year does not connote any right to become a Participant in the Plan in any future year.

8.5Withholding. The Company shall have the right to withhold from any Cash Bonus Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to a Cash Bonus Award.

8.6Amendment or Termination of the Plan. The Board may, at any time, amend, suspend, or terminate the Plan in whole or in part.

8.7Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

8.8Governing Law. The Plan shall be construed, administered, and enforced in accordance with the laws of Arkansas without regard to conflicts of law.

8.9Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Cash Bonus Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated, or in the event no designated beneficiary is living on the date on which any amount becomes payable, payment shall be made to the Participant’s estate.

8.10Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Cash Bonus Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.

8.11Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.

8.12Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.

8.13Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

8.14Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.

8.15Non-Exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

8.16Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Chief Executive Officer of the Company, in the case of the Company, and to the Chairman of the Compensation Committee, in the case of the Committee, both at 719 Harkrider Street, Conway, Arkansas 72032.

8.17Successors. All obligations of the Company under the Plan with respect to Cash Bonus Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of shares of the Company’s Common Stock or of all or substantially all of the assets of the Company.

8.18Clawback. All Cash Bonus Awards are subject to (a) any Company clawback policy as may be in effect from time to time which may require the Cash Bonus Awards to be repaid to the Company after they have been paid to the Participant, (b) the Committee’s right to rescind or clawback a Cash Bonus Award in its reasonable discretion on the basis that the Cash Bonus Award would not have been paid or have vested, as applicable, had the Committee known of an action or omission of Participant, (c) clawback if the Committee makes a determination that a Performance Measure was satisfied based on Peer Comparison data that does not include fourth quarter data under Section 5.1(c)(iii) and ultimately it is determined that the Performance Measure was not satisfied once fourth quarter data is received, or (d) clawback in the event the Company restates its financial statements and the Committee determines that the Cash Bonus Award paid to the Participant would not have been paid or have vested, as applicable, had it been based on the restated results.  The action permitted to be taken by the Board under this Section 8.18 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.